EXHIBIT 23.2

RYDER SCOTT COMPANY, L.P.
TBPE Registered Engineering Firm F-1580
1100 Louisiana, Suite 3800
Houston, Texas  77002-5218
Fax (713) 651-0849
Telephone (713) 651-9191

August 10, 2010

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, LA 70112

Ladies and Gentlemen:

We hereby consent to the references to Ryder Scott Company, L.P. and to the inclusion of our estimates of reserves and present value of future net reserves in McMoRan Exploration Co.’s (the Company) Registration Statement on Form S-8 (the Registration Statement) relating to the Company’s Amended and Restated 2008 Stock Incentive Plan to be filed with the United States Securities and Exchange Commission in August 2010, included or incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Very truly yours,

/s/ Ryder Scott Company, L. P._
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580